Exhibit 99.1

Kaival Brands Innovations Group, Inc.

KAIVAL BRANDS (OTCQB:KAVL) TO HOST INVESTOR CALL AND PROVIDE CORPORATE UPDATE ON APRIL 14, 2021

CEO Niraj Patel Will Update Stockholders on Wednesday, April 14th at 5 p.m. EDT and Participate in Q&A

GRANT, FL, April 6, 2021 (PR Newswire) – Kaival Brands Innovations Group, Inc. (OTCQB: KAVL) (“Kaival Brands,” the “Company,” or “we”), today announced that it will host an investor update call on Wednesday, April 14, 2021 at 5:00 P.M. EDT to discuss recent developments and provide a corporate update.

Kaival Brands is the exclusive distributor for Bidi Vapor, LLC (“Bidi Vapor”). Bidi Vapor’s primary offering is the BIDI® Stick, which is intended exclusively for adults 21 and over. The tamper-resistant BIDI® Stick is also the only electronic nicotine delivery system (“ENDS”) on the market with an ecologically friendly, mass-recycling program called Bidi® Cares, and is the subject of a comprehensive Premarket Tobacco Product Application (PMTA) now under review with the U.S. Food and Drug Administration, or the FDA.

To access the call, participants may dial 800-346-7359 (Toll Free U.S. & Canada) with a passcode of 132056 at least 10 minutes prior to the start of the call. A replay of the call will be available at 800-332-6854, passcode 132056 until April 28th. Management encourages all investors to submit questions to investors@kaivalbrands.com by 6:00 P.M. EDT on Thursday, April 8, 2021. Mr. Patel intends to answer as many investor questions sent in advance by the deadline. Questions pertinent to the topics of the update call that are unable to be addressed during the allotted time period will be answered by management by posting the Company’s responses on its website at www.kaivalbrands.com under the “Investors Relations” tab.

“Our stockholders are part of the Kaival family, part of my family. As our journey approaches a very significant milestone, I want to afford individual investors the opportunity to hear from me directly and answer questions they may have. I appreciate our stockholders’ trust in me and the Company. I understand what they have at stake and my team and I take it very seriously,” stated Mr. Patel.

Mr. Patel, the Company’s President, Chief Executive Officer, and Chief Financial Officer owns and controls Bidi Vapor. As a result, Bidi Vapor and the Company are considered under common control and Bidi Vapor is considered a related party.

ABOUT BIDI VAPOR

Based in Melbourne, Florida, Bidi Vapor maintains a commitment to responsible marketing, supporting age-verification standards and sustainability through its BIDI® Cares recycling program. The company’s premiere device, the BIDI® Stick, is a premium product made with medical-grade components, a UL-certified battery, and technology designed to deliver a consistent vaping experience. Bidi Vapor is also adamant about strict compliance with all federal, state, and local guidelines and regulations. At Bidi Vapor, innovation is key to our mission, with the BIDI® Stick promoting environmental sustainability, while providing a unique vaping experience to adult smokers.

For more information, visit www.bidivapor.com.

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ABOUT KAIVAL BRANDS

Based in Grant, Florida, Kaival Brands is a company focused on growing and incubating innovative and profitable products into mature and dominant brands in their respective markets. Our vision is to develop internally, acquire, own, or exclusively distribute these innovative products and grow each into dominant market-share brands with superior quality and recognizable innovation. Kaival Brands is the exclusive global distributor of all products manufactured by Bidi Vapor.

Learn more about Kaival Brands Innovations Group, Inc., at www.kaivalbrands.com

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Forward-Looking Statements

This press release includes statements that constitute “forward-looking statements” within the meaning of federal securities laws, which are statements other than historical facts that frequently use words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “position,” “should,” “strategy,” “target,” “will,” and similar words. All forward-looking statements speak only as of the date of this press release. Although we believe that the plans, intentions, and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions, or expectations will be achieved. Therefore, actual outcomes and results could materially differ from what is expressed, implied, or forecasted in such statements. Our business may be influenced by many factors that are difficult to predict, involve uncertainties that may materially affect results, and are often beyond our control. Factors that could cause or contribute to such differences include, but are not limited to, the approval of our application for listing on the Nasdaq Capital Market; the duration and scope of the COVID-19 pandemic and impact on the demand for the products we distribute; the actions governments, businesses, and individuals take in response to the pandemic, including mandatory business closures and restrictions on onsite commercial interactions; the impact of the pandemic and actions taken in response to the pandemic on global and regional economies and economic activity; the pace of recovery when the COVID-19 pandemic subsides; general economic uncertainty in key global markets and a worsening of global economic conditions or low levels of economic growth; the effects of steps that we could take to reduce operating costs; our inability to generate and sustain profitable sales growth; circumstances or developments that may make us unable to implement or realize anticipated benefits, or that may increase the costs, of our current and planned business initiatives; changes in government regulation or laws that affect our business; and those factors detailed by us in our public filings with the Securities and Exchange Commission. All forward-looking statements included in this press release are expressly qualified in their entirety by such cautionary statements. Except as required under the federal securities laws and the Securities and Exchange Commission’s rules and regulations, we do not have any intention or obligation to update any forward-looking statements publicly, whether as a result of new information, future events, or otherwise.

Investor & Public Relations:

Inflection Partners, LLC

New York | Philadelphia | New Orleans

www.inflectionpartnersllc.com

Office: (504) 381-4603

investors@kaivalbrands.com

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